SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[_]  Definitive Proxy Statement                   Commission Only (as permitted
[X]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Under Rule
     14a-11(c) or Rule 14a-12


                                 eUNIVERSE, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                BRAD D. GREENSPAN
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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________


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[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________


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                              THERE THEY GO AGAIN!
                              ===================


              DO NOT BE MISLED BY INCUMBENT MANAGEMENT'S CONTINUING
         MISSTATEMENTS, OMISSIONS AND MANIPULATION OF THE FACTS IN THEIR
             EFFORTS TO DIVERT YOUR ATTENTION FROM THE REAL ISSUES:

o OUR EFFORTS ARE IN RESPONSE TO INCUMBENT MANAGEMENT'S EFFORTS TO SHIFT CONTROL OF OUR COMPANY AWAY FROM THE COMMON STOCKHOLDERS, WHERE IT BELONGS, TO THEMSELVES AND THE MINORITY PREFERRED STOCKHOLDERS

o OUR INDEPENDENT NOMINEES ARE COMMITTED TO REPRESENTING THE INTERESTS OF ALL STOCKHOLDERS AND ENSURING THAT THE COMPANY IS RUN FOR THE BENEFIT OF ALL STOCKHOLDERS

         PROTECT THE VALUE OF YOUR INVESTMENT. SIGN, DATE AND RETURN THE
              BLUE PROXY CARD WITH A VOTE FOR OUR NOMINEES TODAY!

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January 23, 2004

Dear Fellow eUniverse Stockholder:

I am writing in order to set the record straight about incumbent management's mudslinging and misrepresentations directed at me in their efforts to divert your attention away from the real issues surrounding the upcoming election of directors at the Annual Meeting of eUniverse, Inc. to be held on January 29, 2004.

As we have previously written you, the real issue confronting stockholders is the actions taken by incumbent management that we believe were designed to shift control of the Company from the common stockholders to the preferred stockholders and management. It is critical that independent directors, committed to vigorously representing the interests of the common stockholders and to ensuring the company is run for the benefit of ALL STOCKHOLDERS, are elected to our Company's Board.

Our director nominees are highly experienced, seasoned business executives with far more public company experience than the incumbent directors. As our nominees have already stated, upon their election to the Board, the important work of improving stockholder value for ALL STOCKHOLDERS would consist of the following key strategic initiatives:

o        obtaining a re-listing for the stock on NASDAQ SmallCap Market;

o ensuring that the terms of any financing are fair to ALL STOCKHOLDERS, and that any M&A transactions are well informed; and

o ensuring that management's incentives are fully aligned with those of ALL STOCKHOLDERS.

We define an independent director similar to the definition set forth in the listing standards of the National Association of Securities Dealers.

Rather than address the real issues, incumbent management is once again trying to mislead you with a letter riddled with misstatements, omissions and manipulations of the facts.

Protect the value of your investment by signing, dating and returning the enclosed BLUE proxy card today. Even if you have already returned one of incumbent management's white proxy cards, you can change your mind by signing and returning a later dated BLUE proxy card.

BE GUIDED BY THE FACTS, NOT BY MUDSLINGING, MISREPRESENTATIONS AND OMISSIONS

In order to properly evaluate management's latest letter, you should know:

o The Delaware litigation produced many positive results. The Company changed the size of the Board to 8 - 4 to be elected by common and preferred stockholders jointly and 4 by preferred stockholders exclusively. Prior to the lawsuit, we believe that the holders of the preferred stock were granted the right to elect and maintain a majority of the members of the Board - the size of the Board was 7- with only 3 to be elected by common and preferred stockholders jointly and 4 directors by preferred stockholders exclusively.

o Also as a result of our lawsuit, the Company abandoned its efforts to prevent stockholders from nominating directors at this Annual Meeting by moving the date of the Meeting to provide adequate time for such nominations under the brand new advance notification by-law provision.

o The size of the Board is currently fixed at 8. A preferred seat directorship is currently vacant, but it could be filled at any time. Likewise, there is no assurance that the preferred stock and their entitlement to name four directors will ever expire.

o Two of the three current members of the Nominating Committee were preferred stock directors at the time of their appointment to the Committee. As we discovered in the Delaware litigation, Mr. Moreau was placed in a Series B Directorship without the prior approval of the Series B preferred stockholder. After this was discovered, Mr. Moreau was transferred to a seat elected by the common and preferred stockholders voting together.

o Mr. Greenspan never sought to hold any financing transaction "hostage" to procure additional compensation.

o The Board approved the VantagePoint transaction after only half an hour of discussion and refused to seek the advice of the company's investment bankers who were in the Company's offices at the time of the meeting. In fact, incumbent director Ward testified under oath in the Delaware litigation that he didn't understand the VantagePoint transaction, but voted for it anyway.

o The CFO told the Board before it reneged on the $2.5 million common stock private placement arranged by Mr. Greenspan in order to accept the VantagePoint transaction that $2.5 million was adequate to meet the Company's current cash requirements.

o Incumbent director Brewer, as President at the time of the restatement, had day to day responsibility for the problems giving rise to the restatement. That was why Mr. Greenspan was seeking his demotion.

o The VantagePoint Series C preferred stock has many special rights and preferences that could enable it to make a substantial profit, even if the price of the common stock declines. We believe the VantagePoint financing significantly and substantially harmed holders of the common stock because we believe control of the Board was shifted in connection with that investment and because the preferred stockholders were granted veto and other preferential rights as minority stockholders that were not afforded to majority common stockholders.

        IT IS IMPORTANT THAT YOU ARE AWARE OF ALL THE FACTS AND SUPPOSED
                 EXPERIENCE OF THE INCUMBENT DIRECTOR NOMINEES

o Each eUniverse nominee voted for the highly disadvantageous Series C preferred stock transaction with VantagePoint.

o No eUniverse nominee has any reported public board experience outside of eUniverse.

o According to the biographies of the eUniverse nominees as filed with the Securities and Exchange Commission, none of the eUniverse nominees has any experience outside eUniverse supervising senior management of a large or public company.

o Nominees Mosher, Moreau and Brewer each knew that he was slated for replacement or, in the case of Brett Brewer, demotion or termination, if the more favorable Common Stock Financing was approved. We believe that in large part these nominees and senior management supported the VantagePoint transaction as an alternative because their positions would be unaffected. We believe these and other actions as such constituted an entrenchment plan designed to entrench such persons in office.

In particular, we find the following information about the incumbent nominees quite disturbing. For example:

o Daniel Mosher - Conflicts arising from his middle management role at VeriSign, Inc., which introduced the "Sitefinder" redirect service in direct competition with eUniverse's PerfectNav application. Mosher did not disclose to Mr. Greenspan or the Board that VeriSign was preparing to implement its redirect service in direct competition with eUniverse. Mosher continues to have access to highly confidential performance information relating to the PerfectNav business while maintaining his job with VeriSign.

o Lawrence Moreau - During his interview process prior to joining the Board, Mr. Moreau represented that he held an active CPA license. Knowing that eUniverse urgently required a new director to serve on the audit committee, Mr. Moreau negotiated a director fee of over $9,000 per month. Shortly thereafter, following a Los Angeles Business Journal article reporting allegations that Moreau misrepresented his status as an active CPA to a prior employer, Mr. Moreau again indicated to eUniverse that he was an active CPA. However, months later, when asked to approve his biography to be included in eUniverse's Annual Report on Form 10-K for the year ended March 31, 2003, Moreau informed Mr. Greenspan that his CPA status had in fact been suspended as of June 30, 2003.

o        Bradley  Ward - Although  admitting  in a  deposition  in the  Delaware
         litigation   that  he  did  not  fully   understand  the   VantagePoint
         transaction,  Mr. Ward voted to approve the VantagePoint transaction.

We believe that all of these facts provide evidence of our belief that the incumbent slate of nominees does not possess the experience and expertise that is necessary to represent adequately the interests of and to create value for ALL STOCKHOLDERS in the future.

                               ADDITIONAL MATTERS

Please be advised that there are currently only four nominees up for election as Common Directors at the Annual Meeting. As described in the proxy statement we recently mailed you, our nominees who receive the most votes "FOR" election to the Board shall be our nominees for election. We reserve all rights as set forth in the proxy materials and otherwise if the number of directors to be elected at the Annual Meeting becomes a number other than four.

Please note that there are two proposals, Proposals 3 and 4, described in the Company's proxy statement that I intend to vote "FOR" at the Annual Meeting. These proposals consist of an approval of an amendment to the Company's Series A and Series B Certificates of Designations and ratification of Moss Adams LLP as the Company's independent auditors. Please be advised that we are not soliciting proxies with respect to Proposals 3 and 4 and any stockholder that submits a proxy to us may be disenfranchised with respect to those Proposals.

                  VOTE TO PROTECT YOUR INVESTMENT IN EUNIVERSE!

YOUR VOTE IS CRITICALLY IMPORTANT. I seek your support for my efforts to preserve the ability of common stockholders to elect a majority of the Board; to ensure that our company is run for the benefit of ALL STOCKHOLDERS; and to increase value for ALL STOCKHOLDERS through a strong, independent Board and a competent management team.

I STRONGLY URGE YOU TO SIGN,  DATE AND RETURN TODAY THE ENCLOSED BLUE PROXY CARD
      IN THE POSTAGE PAID ENVELOPE PROVIDED WITH A VOTE FOR THE NOMINEES.

If you have already returned one of management's white proxy cards, you have every right to change your mind, revoke such proxy, and vote for our slate. Remember, only your latest, DATED proxy card counts.

Please join me in my efforts to ensure that the interests of the common stockholders are vigorously represented on the Board and that our company is run for the benefit of ALL STOCKHOLDERS by signing, dating and returning the enclosed BLUE proxy card in the postage paid envelope provided as soon as possible. Your vote is critical, no matter how many shares you own.

Thank you for your support,


/s/ Brad D. Greenspan
---------------------------
Brad D. Greenspan



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